BIOPHAN TECHNOLOGIES, INC.
                             150 Lucius Gordon Drive
                                    Suite 250
                         West Henrietta, New York 14586


                                   May 3, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

      Re:   Biophan Technologies, Inc.
            Registration Statement on Form S-3
            File No. 333-130920

Ladies and Gentlemen:

      Following discussions with the Commission's Staff, Biophan Technologies, Inc. hereby withdraws its request, dated May 2, 2006, that the effectiveness of the above-referenced Registration Statement on Form S-3, as amended (the "Registration Statement"), be accelerated.

                           Very truly yours,

                           BIOPHAN TECHNOLOGIES, INC.


                           By: /s/ Michael L. Weiner
                               ---------------------
                               Michael L. Weiner
                               Chairman of the Board and Chief Executive Officer


cc:   Timothy Buchmiller, Esq.
      Russell Mancuso, Esq.